MutualFirst Financial Announces First Quarter Earnings

MUNCIE, Ind., April 25, 2017 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of MutualBank (the "Bank"), announced today net income available to common shareholders for the first quarter ended March 31, 2017 was $3.2 million, or $0.43 diluted earnings per common share. This compared to net income available to common shareholders for the same period in 2016 of $2.4 million, or $0.31 diluted earnings per common share. Annualized return on average assets was 0.82% and return on average tangible common equity was 9.23% for the first quarter of 2017 compared to 0.63% and 6.92%, respectively, for the same period of last year.

Other financial highlights for the first quarter of 2017 included:

  Deposits increased $17.5 million, or 6.1% on an annualized basis in the first quarter of 2017.
  Tangible book value per common share was $19.13 as of March 31, 2017 compared to $18.82 as of December 31, 2016.
  Net interest income for the first quarter of 2017 increased by $144,000 on a linked quarter basis and increased by $951,000 compared to the first quarter of 2016.
  Net interest margin was 3.21% for the first quarter of 2017 compared to 3.20% in the fourth quarter of 2016 and 3.13% in the first quarter of 2016. Tax equivalent net interest margin was 3.32% for the first quarter of 2017 compared to 3.30% in the fourth quarter of 2017 and 3.22% in the first quarter of 2016.
  Provision for loan losses decreased in the first quarter of 2017 by $50,000 compared to the linked quarter and was the same as the first quarter of 2016.
  Non-interest income in the first quarter of 2017 decreased by $342,000 on a linked quarter basis and increased by $127,000 when compared to the first quarter of 2016.
  Non-interest expense decreased in the first quarter of 2017 by $74,000 on a linked quarter basis and decreased by $10,000 when compared to the first quarter of 2016.
  Efficiency ratio was 72.0% in the first quarter of 2017 compared to 77.4% in the first quarter of 2016.
  Four financial centers were closed during the first quarter of 2017.

"The increase in earnings for the first quarter of 2017 compared to the same period in 2016 continues our momentum," said David W. Heeter, President and CEO.

Balance Sheet

Assets remained relatively flat as of March 31, 2017 compared to December 31, 2016. The gross loan portfolio declined by $2.2 million, or 0.2% primarily due to seasonality and a couple of expected large payoffs in the commercial loan portfolio. Despite loan balances remaining relatively flat, primarily due to of the large payoffs, production was stronger in the first quarter of 2017 compared to the first quarter of 2016. The current commercial loan pipeline is approximately 50% greater as of March 31, 2017 than December 31, 2016. Heeter continued, "First quarter is typically the slowest quarter for our loan production and growth. We are pleased with the seasonally strong production and believe that the current loan pipelines should continue our loan growth."

Deposits increased by $17.5 million as of March 31, 2017 compared to December 31, 2016. The increase in deposits was a result of an increase in core deposits of $16.5 million and an increase of $1.0 million in certificates of deposit.

Allowance for loan losses remained constant at $12.4 million as of March 31, 2017 compared to December 31, 2016. The allowance for loan losses to non-performing loans as of March 31, 2017 was 259.5% compared to 230.1% as of December 31, 2016. The allowance for loan losses to total loans as of March 31, 2017 was 1.06%, the same as of December 31, 2016. Non-performing loans to total loans at March 31, 2017 were 0.41% compared to 0.46% at December 31, 2016. Non-performing assets to total assets were 0.37% at March 31, 2017 compared to 0.42% at December 31, 2016.

Stockholders' equity was $142.6 million at March 31, 2017, an increase of $2.6 million from December 31, 2016. The increase was primarily due to net income available to common shareholders of $3.2 million, an increase in accumulated other comprehensive income of $391,000 and an increase of $139,000 due to exercises of stock options. These increases were partially offset by common stock cash dividends paid of $1.2 million during the first quarter of 2017. The Company's tangible book value per common share as of March 31, 2017 increased to $19.13 compared to $18.82 as of December 31, 2016 and the tangible common equity ratio increased to 9.07% as of March 31, 2017 compared to 8.89% as of December 31, 2016. MFSF's and the Bank's risk-based capital ratios were well in excess of "well-capitalized" levels as defined by all regulatory standards as of March 31, 2017.

Income Statement

Net interest income before the provision for loan losses increased $951,000 for the quarter ended March 31, 2017 compared to the same period in 2016. The increase in net interest income was a result of an increase of $82.0 million in average interest earning assets, due to an increase of $88.3 million in average loans, and an increase of eight basis points in net interest margin to 3.21%. On a linked quarter basis, net interest income before the provision for loan losses increased $144,000 as net interest margin increased by one basis point and average interest earning assets increased by $12.5 million, primarily due to increases in the average loan portfolio.

Provision for loan losses in the first quarter of 2017 was $200,000, the same as last year's comparable period. Provision for loan losses was calculated based on management's ongoing evaluation of the adequacy of the allowance for loan losses, which is partially attributable to net charge offs of $200,000, or 0.07% of total average loans on an annualized basis, in the first quarter of 2017 compared to net charge offs of $171,000, or 0.06% of total average loans on an annualized basis, in the first quarter of 2016.

Non-interest income for the first quarter of 2017 was $4.1 million, an increase of $127,000 compared to the first quarter of 2016. Increases in non-interest income included an increase of $96,000 in commission income due to increases in our trust and wealth management business, an increase of $83,000 in gains on sale of other real estate and repossessed assets, and an increase of $26,000 in service fee income. These increases were partially offset by a decrease of $170,000 in gain on sale of loans due to fewer loan sales compared to the first quarter of 2016. On a linked quarter basis, non-interest income decreased $342,000 primarily due to a decrease of $307,000 in service fee income generated from deposit accounts due to fourth quarter seasonality, which is typically the highest of the year

Non-interest expense decreased $10,000 when comparing the first quarter of 2017 with the same period in 2016. The decrease was primarily due to a decrease of $305,000 in other expenses and a decrease of $74,000 in professional fees primarily due to one-time expenses setting up our captive insurance company in the first quarter of 2016 that were not repeated in the first quarter of 2017. These decreases were offset by an increase of $235,000 in salaries and benefits primarily due to general compensation increases and an increase of $163,000 in occupancy expense due to a loss of rental income from an office building sold in the fourth quarter of 2016. On a linked quarter basis, non-interest expense decreased $74,000 partially due to a decrease in salaries and benefits primarily due to reduced health insurance expenses.

The effective tax rate for the first quarter of 2017 was 24.2% compared to 24.8% in the same quarter of 2016. The reason for the decline was an increase in tax free income partially due to an increase in holdings of tax free municipal securities.

Heeter concluded, "This is a good start to 2017 and we believe we will continue the momentum to enhance shareholder value."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution since 1889. MutualBank has twenty-seven full-service retail financial centers in Allen, Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Fishers and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary named Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank provides a full range of financial services including commercial and business banking, personal banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF". Additional information can be found online at www.bankwithmutual.com.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

MutualFirst Financial, Inc. Selected Financials

		(Audited)
	March 31,	December 31,	March 31,
Balance Sheet (Unaudited):	2017	2016	2016
	(000)	(000)	(000)
Assets
Cash and cash equivalents	$ 22,304	$ 26,860	$ 30,712
Interest-bearing time deposits	1,905	993	980
Investment securities - AFS	254,966	249,913	266,171
Loans held for sale	5,077	4,063	5,886
Loans, gross	1,167,325	1,169,502	1,086,891
Allowance for loan losses	(12,382)	(12,382)	(12,670)
Net loans	1,154,943	1,157,120	1,074,221
Premises and equipment, net	21,041	21,200	31,786
FHLB of Indianapolis stock	11,183	10,925	10,482
Deferred tax asset, net	11,769	12,037	10,326
Cash value of life insurance	51,866	51,594	51,493
Other real estate owned and repossessed assets	1,035	1,199	2,352
Goodwill	1,800	1,800	1,800
Core deposit and other intangibles	307	391	691
Other assets	13,225	15,038	12,332
Total assets	$ 1,551,421	$ 1,553,133	$ 1,499,232

Liabilities and Stockholders' Equity
Deposits	$ 1,170,923	$ 1,153,382	$ 1,113,923
FHLB advances	218,191	240,591	218,617
Other borrowings	4,490	4,189	9,279
Other liabilities	15,219	14,933	16,615
Stockholders' equity	142,598	140,038	140,798
Total liabilities and stockholders' equity	$ 1,551,421	$ 1,553,133	$ 1,499,232

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Income Statement (Unaudited):	2017	2016	2016
	(000)	(000)	(000)

Total interest and dividend income	$ 14,109	$ 13,943	$ 13,034
Total interest expense	2,396	2,374	2,272

Net interest income	11,713	11,569	10,762
Provision for loan losses	200	250	200
Net interest income after provision
for loan losses	11,513	11,319	10,562

Non-interest income
Service fee income	1,400	1,707	1,374
Net realized gain on sales of AFS securities	129	162	118
Commissions	1,196	1,287	1,100
Net gain on sale of loans	770	866	940
Net servicing fees	101	93	70
Increase in cash value of life insurance	272	285	284
Net gain (loss) on sale of other real estate and repossessed assets	54	(65)	(29)
Other income	202	131	140
Total non-interest income	4,124	4,466	3,997

Non-interest expense
Salaries and employee benefits	6,726	7,335	6,491
Net occupancy expenses	809	469	646
Equipment expenses	427	399	487
Data processing fees	554	525	489
Advertising and promotion	312	158	427
ATM and debit card expense	418	408	380
Deposit insurance	213	164	234
Professional fees	396	538	470
Software subscriptions and maintenance	569	548	480
Other real estate and repossessed assets	47	26	72
Other expenses	935	910	1,240
Total non-interest expense	11,406	11,480	11,416

Income before income taxes	4,231	4,305	3,143
Income tax provision	1,025	1,068	778
Net income available to common shareholders	$ 3,206	$ 3,237	$ 2,365

Pre-tax pre-provision earnings (1)	$ 4,431	$ 4,555	$ 3,343

Average Balances, Net Interest Income, Yield Earned and Rates Paid
		Three			Three
		months ended			months ended
		3/31/2017			3/31/2016
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(000)	(000)	(annualized)	(000)	(000)	(annualized)
Interest-earning Assets:
Interest -bearing deposits	$ 21,425	$ 25	0.47%	$ 24,212	$ 20	0.33%
Mortgage-backed securities:
Available-for-sale	161,169	998	2.48	187,688	1,137	2.42
Investment securities:
Available-for-sale	91,578	722	3.15	69,202	552	3.19
Loans receivable	1,172,551	12,249	4.18	1,084,263	11,220	4.14
Stock in FHLB of Indianapolis	11,117	115	4.14	10,482	105	4.01
Total interest-earning assets (2)	1,457,840	14,109	3.87	1,375,847	13,034	3.79
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	97,384			115,960
Total assets	$ 1,555,224			$ 1,491,807

Interest-Bearing Liabilities:
Demand and NOW accounts	$ 292,641	200	0.27	$ 264,322	150	0.23
Savings deposits	139,435	4	0.01	134,050	3	0.01
Money market accounts	175,048	125	0.29	164,116	108	0.26
Certificate accounts	385,155	1,137	1.18	355,222	1,024	1.15
Total deposits	992,279	1,466	0.59	917,710	1,285	0.56
Borrowings	229,919	930	1.62	237,921	987	1.66
Total interest-bearing liabilities	1,222,198	2,396	0.78	1,155,631	2,272	0.79
Non-interest bearing deposit accounts	176,455			181,849
Other liabilities	15,489			15,155
Total liabilities	1,414,142			1,352,635
Stockholders' equity	141,082			139,172
Total liabilities and stockholders' equity	$ 1,555,224			$ 1,491,807

Net interest earning assets	$ 235,642			$ 220,216

Net interest income		$ 11,713			$ 10,762

Net interest rate spread (4)			3.09%			3.00%

Net yield on average interest-earning assets (4)			3.21%			3.13%

Net yield on average interest-earning assets, tax equivalent (3)(4)			3.32%			3.22%

Average interest-earning assets to
average interest-bearing liabilities			119.28%			119.06%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Financial Data (Unaudited):	2017	2016	2016

Share and per share data:
Average common shares outstanding:
Basic	7,332,455	7,324,233	7,466,409
Diluted	7,480,481	7,474,090	7,615,880
Per common share:
Basic earnings	$ 0.44	$ 0.44	$ 0.32
Diluted earnings	$ 0.43	$ 0.43	$ 0.31
Dividends	$ 0.16	$ 0.16	$ 0.14

Dividend payout ratio	37.21%	37.21%	45.16%

Performance Ratios:
Return on average assets (ratio of net
income to average total assets)(4)	0.82%	0.83%	0.63%
Return on average tangible common equity (ratio of net
income to average tangible common equity)(4)	9.23%	9.31%	6.92%
Interest rate spread information:
Average during the period(4)	3.09%	3.08%	3.00%

Net interest margin(4)(5)	3.21%	3.20%	3.13%

Efficiency Ratio	72.02%	71.59%	77.35%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	119.28%	118.24%	119.06%

Allowance for loan losses:
Balance beginning of period	$ 12,382	$ 12,587	$ 12,641
Net charge-offs (recoveries):
Real Estate:
Commercial	0	0	2
Commercial construction and development	0	0	0
Consumer closed end first mortgage	41	93	116
Consumer open end and junior liens	0	4	(1)
Total real estate loans	41	97	117
Other loans:
Auto	7	8	(22)
Boat/RV	143	99	31
Other	16	71	45
Commercial and industrial	(7)	180	0
Total other	159	358	54

Net charge offs (recoveries)	200	455	171
Provision for loan losses	200	250	200
Balance end of period	$ 12,382	$ 12,382	$ 12,670

Net loan charge-offs to average loans (4)	0.07%	0.16%	0.06%

	March 31,	December 31,	March 31,
	2017	2016	2016

Total shares outstanding	7,344,233	7,324,233	7,459,543
Tangible book value per common share	$ 19.13	$ 18.82	$ 18.54
Tangible common equity to tangible assets	9.07%	8.89%	9.24%

Nonperforming assets (000's)
Non-accrual loans
Real Estate:
Commercial	$ 1,054	$ 912	$ 2,109
Commercial construction and development	-	-	22
Consumer closed end first mortgage	3,179	3,626	3,180
Consumer open end and junior liens	286	335	635
Total real estate loans	4,519	4,873	5,946
Other loans:
Auto	5	5	15
Boat/RV	128	224	90
Other	34	24	20
Commercial and industrial	86	18	2
Total other	253	271	127
Total non-accrual loans	4,772	5,144	6,073
Accruing loans past due 90 days or more	0	237	385
Total nonperforming loans	4,772	5,381	6,458
Real estate owned	403	718	1,788
Other repossessed assets	631	481	564
Total nonperforming assets	$ 5,806	$ 6,580	$ 8,810

Performing restructured loans (6)	$ 1,816	$ 3,031	$ 4,047

Asset Quality Ratios:
Non-performing assets to total assets	0.37%	0.42%	0.59%
Non-performing loans to total loans	0.41%	0.46%	0.59%
Allowance for loan losses to non-performing loans	259.5%	230.1%	196.2%
Allowance for loan losses to loans receivable	1.06%	1.06%	1.17%

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	December 31,	March 31,
Non-GAAP Measurements (7)	2017	2016	2016

Total stockholders' equity (GAAP)	$ 142,598	$ 140,038	$ 140,798
Less: Intangible assets	2,107	2,191	2,491
Tangible common equity (non-GAAP)	$ 140,491	$ 137,847	$ 138,307

Total assets (GAAP)	$ 1,551,421	$ 1,553,133	$ 1,499,232
Less: Intangible assets	2,107	2,191	2,491
Tangible assets (non-GAAP)	$ 1,549,314	$ 1,550,942	$ 1,496,741

Tangible common equity to tangible assets (non-GAAP)	9.07%	8.89%	9.24%

Book value per common share (GAAP)	$ 19.42	$ 19.12	$ 18.87
Less: Effect of intangible assets	0.29	0.30	0.33
Tangible book value per common share	$ 19.13	$ 18.82	$ 18.54

Return on average stockholders' equity (GAAP)	9.09%	9.17%	6.80%
Add: Effect of intangible assets	0.14%	0.14%	0.12%
Return on average tangible common equity (non-GAAP)	9.23%	9.31%	6.92%

Total tax free interest income (GAAP)
Loans receivable	$ 107	$ 110	$ 77
Investment securities	647	614	460
Total tax free interest income	$ 754	$ 724	$ 537
Total tax free interest income, gross (at 34%)	$ 1,142	$ 1,097	$ 814

Net interest margin, tax equivalent (non-GAAP)
Net interest income (GAAP)	$ 11,713	$ 11,569	$ 10,762
Add: Tax effect tax free interest income at 34%	388	373	313
Net interest income (non-GAAP)	12,101	11,942	11,075
Divided by: Average interest-earning assets	1,457,840	1,445,375	1,375,847
Net interest margin, tax equivalent	3.32%	3.30%	3.22%

Ratio Summary:
Return on average equity	9.09%	9.17%	6.80%
Return on average tangible common equity	9.23%	9.31%	6.92%
Return on average assets	0.82%	0.83%	0.63%
Tangible common equity to tangible assets	9.07%	8.89%	9.24%
Net interest margin, tax equivalent	3.32%	3.30%	3.22%

(1) Pre-tax pre-provision income is calculated by taking net income available to common shareholders and adding income tax provision and provision for loan losses.

(2) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

(3) Tax equivalent margin is calculated by taking non-taxable interest and grossing up by 34% applicable tax rate.

(4) Ratios for the three month periods have been annualized.

(5) Net interest income divided by average interest earning assets.

(6) Performing restructured loans are excluded from non-performing ratios. Restructured loans that are on non-accrual are in the non-accrual loan categories.

(7) This earnings release and selected financials contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding MutualFirst's results of operations or financial position. This table shows non-GAAP financial measures and  the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure.

CONTACT: Chris Cook, Senior Vice President, Treasurer and CFO of MutualFirst Financial, Inc. (765) 747-2945